Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2025

LITTLE ELM, Texas, March 27, 2026—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2025. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 27, 2026 with the U.S. Securities and Exchange Commission.

The Company’s revenues for 2025 increased 15.8%.  The Company’s revenues were approximately $38.3 million in 2025 as compared to approximately $33.0 million in the prior year.  Domestic revenues increased 9.7% principally due to an increase in VanishPoint® and EasyPoint® needle sales.  International revenues increased 64.0% predominantly due to higher EasyPoint® needle sales. Comparability of 2025 to 2020-2023 financial results is challenging due to the unusual volume of pandemic sales in those years.

The Company’s operating costs remain high since its facility expansion and, more recently, an increase in domestic production in connection with 2024-2026 tariffs.  Total operating expenses were $21.2 million in 2025.  The 2025 loss from operations was $21.2 million as compared to a loss from operations of $21.1 million in the prior year.

The net decrease in cash for 2025 was $1.6 million.  At the end of 2025, the Company’s cash position was $2.6 million, and the Company held $34.4 million in debt and equity securities.

Approximately $1.8 million was incurred in tariff expense in 2025.  The Company obtained 62.6% of its products from manufacturers in China.  As of March 9, 2026, the prevailing tariff rate on most syringe and needle products imported from China was 120%.  As foreign trade policy continues to evolve, uncertainty as to future tariff rates remains. Management expects that tariffs will continue to have a material impact on the Company’s operations and financial position.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; material changes in demand, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer